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                                                                    EXHIBIT 10.9

                               FLEET NATIONAL BANK
                            A Bank of America Company

                           LOAN AND SECURITY AGREEMENT

                                                                    May 26, 2005

      1. SECURITY INTEREST. i Robot Corporation, a Delaware corporation with its principal office located at 63 South Avenue, Burlington, Massachusetts 01803-4903 (hereinafter referred to as the "BORROWER"), for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Fleet National Bank, a Bank of America company, a national banking association, with an office located at 100 Federal Street, Boston, Massachusetts 02110, the secured party hereunder (hereinafter called the "Bank"), a continuing security interest in and to, and assigns to Bank, all assets of the Borrower, wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

            (a) all inventory, including all goods, merchandise, raw materials and work in process, finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business (all hereinafter called the "Inventory"),

            (b) all accounts (as defined in Article 9 of the Uniform Commercial Code, hereinafter "Accounts"), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation, customer lists, goodwill, computer programs, computer records, computer software, computer data, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising, but excluding Intellectual Property (as defined below)), instruments, documents, chattel paper (whether tangible or electronic) deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in

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transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services (all hereinafter called the "Receivables"),

            (c) all machinery, equipment, fixtures and other goods (as defined in Article 9 of the Uniform Commercial Code) purchased with the proceeds of the Equipment Loan (as defined below) whether now owned or hereafter acquired by the Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the "Equipment"), and

            (d) all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables and Equipment are all hereinafter called "Collateral"), provided, however, that notwithstanding the foregoing, Collateral shall not include any right, title or interest of Borrower in or to any patents, trademarks, service marks, tradenames, copyrights, mask works, trade secrets or know-how, or any registrations, applications, or applications for registration of or relating to any of the foregoing ("Intellectual Property").

      2. OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be pursuant to this Agreement (all hereinafter called "Obligations").

      3. BORROWER'S PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY. Borrower warrants that Borrower has no places of business other than that shown at the end of this Agreement, unless other places of business are listed on Schedule "A", annexed hereto, in which event Borrower represents that it has additional places of business at those locations set forth on Schedule "A".

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            Borrower's principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown at the end of this Agreement, All Inventory presently owned by Borrower is stored at the locations set forth on Schedule "A".

            Borrower will promptly notify Bank in writing of any change in the location of any place of business or the establishment of any new place of business or location of Inventory or office where its records are kept which would be shown in this Agreement if it were executed after such change.

            Borrower represents and warrants that it has described its returns policy in writing to Bank and that it does now, and will continue to, apply such policy consistently in the conduct of its business and agrees that it shall notify Bank in writing before changing its policy or the application thereof.

      4. BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that

            (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and shall hereafter remain duly qualified and in good standing in every other state in which the failure to qualify or become licensed could reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower.

            (b) Borrower's exact legal name is as set forth in this Agreement.

            (c) The organizational identification number of the Borrower is as set forth on Schedule "A" annexed hereto.

            (d) The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's charter, by-laws or other incorporation papers, or of any indenture, agreement or undertaking to which the Borrower is a party or by which it or any of its properties may be bound.

            (e) The Certificate of Incorporation and all amendments thereto of Borrower have been duly filed and are in proper order. All capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower, including but not limited to its minute books, by-laws and books of account, are accurate and up to date and will be so maintained.

            (f) Borrower owns all of the assets reflected in the most recent of Borrower's financial statements provided to Bank, except assets sold or otherwise disposed of in the ordinary

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course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule "B" annexed hereto, (ii) those leases of personal property set forth on Schedule "C" annexed hereto, (iii) those liens permitted pursuant to Section 17(h) of this Agreement, or (iv) liens and security interests in favor of Bank.

            (g) Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral being hereby deemed material), has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested, and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

            (h) Borrower (i) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could reasonably be expected to have a material adverse effect on its business or financial condition, and (ii) is in compliance with its charter documents and by-laws, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its business or financial condition or the value of the Collateral.

            (i) There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its business or financial condition or the value of the Collateral.

            (j) Borrower is in compliance with ERISA, no Reportable Event has occurred and is continuing with respect to any Plan, and it has no unfunded vested liability under any Plan. The word "Plan" as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.

      5. LINE OF CREDIT AND OTHER FINANCIAL ACCOMMODATIONS

            (a) Subject to the terms and provisions of this Agreement, Bank hereby establishes a revolving line of credit (the "Line of Credit") in Borrower's favor in the amount of the Credit Limit (as defined below). From time to time upon Borrower's request, so long as the sum of

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the aggregate principal amount of all loans outstanding and the requested loan does not exceed the lesser of (i) if the amount outstanding under the Line of Credit exceeds Six Million Dollars ($6,000,000 00), the Borrowing Base (as defined below), or (ii) the Credit Limit (as defined below), Bank shall make such requested loan, provided that there has not occurred and is continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default.

            (b) All loans shall bear interest and at the option of the Bank shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank substantially the form of Exhibit 1 hereto (the "Master Note"), as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor, but in the absence of the Note shall be conclusively evidenced by Bank's records of loans and repayments.

            Interest, net of those loans (if any) which bear interest calculated by reference to LIBOR (as defined below), will be charged to Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of (x) the Prime Rate, minus (y) one (1.0%) percent per annum, or at such other rate agreed on from time to time by the parties, upon any balance owing to Bank at the close of each day and shall be payable (i) on the first day of each month in arrears, (ii) on termination of this Agreement pursuant to Section 23 hereof,
(iii) on acceleration of the time for payment of the Obligations pursuant to
Section 18 hereof, and (iv) on the date the Obligations are paid in full. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. The term "Prime Rate" as used herein and in any supplement and amendment hereto shall mean the per annum rate of interest announced from time to time by Bank, as its Prime Rate (or if Bank ceases to announce a rate so designated, any similar successor rate designated by Bank), it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Bank. Interest shall be payable in lawful money of the United States of America to Bank, or as Bank shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.

            Interest, net of those loans (if any) which bear interest calculated by reference to the Prime Rate, will be charged to Borrower at a rate which is the equivalent to the LIBOR Interest Rate (as defined below) plus Applicable Margin (as defined below).

            (c) The term "Borrowing Base" as used herein shall mean the sum of the following:

                  (i) Eighty (80%) percent, to be increased to ninety (90%) percent for any Qualified Accounts backed by letters of credit in form and substance, and from institutions, reasonably satisfactory to the Bank, of the unpaid face amount of Qualified Accounts (as defined below) or such other percentage thereof as may from time to time be fixed by Bank upon at least five (5) Business Days prior notice to Borrower, if Bank determines in its

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      reasonable judgment that there has been a change in circumstances relating to any or all Accounts from those circumstances in existence on or prior to the date hereof, PLUS

                  (ii) the lesser of (A) Seven Million Five Hundred Thousand ($7,500,000.00) Dollars, or (B) sixty (60%) percent of the cost or market value, whichever is lower, of all Eligible Inventory (as defined below) consisting of finished goods inventory, or such other percentages of Eligible Inventory as may from time to time be fixed by Bank upon at least five (5) Business Days prior notice to Borrower, if Bank determines in its reasonable judgment that there has been a change in circumstances relating to any or all such Inventory from those circumstances in existence on or prior to the date hereof, MINUS

                  (iii) one hundred (100%) percent of the aggregate amount then undrawn on all Letters of Credit and acceptances issued pursuant to this Agreement for the account of the Borrower but in no event shall the sum of all loans plus the sum of the aggregate amount undrawn on all Letters of Credit and acceptances be in excess of the Credit Limit.

            (d) The term "Credit Limit" as used herein shall mean an amount equal to Twenty Million ($20,000,000.00) Dollars minus the amount then outstanding under the Term Note (as defined below).

            (e) Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement between Borrower and Bank, and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement, (ii) to charge any amount due and payable by Borrower to Bank hereunder to any of Borrower's accounts under the control of Bank, or (iii) during the existence of an Event of Default, apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items. Bank shall promptly notify Borrower of any such charges or applications.

            (f) The Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of loans, advances, and credits by Bank to the Borrower in excess of the above described Borrowing Base formula is for the benefit of the Borrower and does not affect the obligations of Borrower hereunder, all such loans constitute Obligations and must be repaid by Borrower in accordance with the terms of this Agreement.

            (g) At the request of the Borrower, and upon the execution of letter of credit documentation reasonably satisfactory to Bank, up to Three Million Dollars ($3,000,000.00) in the aggregate at any one time, and, if applicable, within the limits of the Borrowing Base, as then computed and also within the limits of the Credit Limit as then computed, shall issue letters of credit from time to time by Bank for the account of the Borrower (collectively "Letters of Credit"). The

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Letters of Credit shall be on terms mutually acceptable to Bank and Borrower, and unless otherwise agreed by the Bank, no Letter of Credit shall have an expiration date later than the sooner to occur of (i) twelve (12) months from the date of issuance of the subject Letter of Credit, or (ii) the Termination Date. A loan in an amount equal to any amount paid by Bank under a Letter of Credit shall be deemed made to Borrower, without request therefor, promptly upon any payment by Bank on such Letter of Credit. In connection with the issuance of any Letter of Credit, Borrower shall pay to Bank one and one-quarter (1.25%) percent of the face amount of such Letter of Credit plus transaction fees at the customary rates charged by Bank and all other normal and customary fees charged by Bank Borrower hereby authorizes and directs Bank, in Bank's sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a loan to Borrower, which shall be added to Borrower's loan balance pursuant to this Agreement. For purposes of computing the Credit Limit, all Letters of Credit shall be deemed to be loans.

            (h) Borrower shall pay to Bank the principal amount of all loans as follows:

                  (i) Borrowing Base Exceeded. Whenever the outstanding principal balance of all loans exceed the Borrowing Base, Borrower shall promptly pay to Bank the excess of the outstanding principal balance of the loans over the Borrowing Base.

                  (ii) Payment in Full on Termination. On termination of this Agreement, pursuant to Section 23 or acceleration of the obligations pursuant to Section 18, Borrower shall pay to Bank the entire outstanding principal balance of all loans and shall deliver to Bank cash collateral in an amount equal to the aggregate of (A) amounts then undrawn on all outstanding Letters of Credit issued pursuant to this Agreement for the account of the Borrower, and (B) the amount of all outstanding acceptances issued pursuant to this Agreement.

            (i) Bank may, at any time and from time to time, in its reasonable judgment upon at least five (5) Business Days prior notice to Borrower establish reserves against the Accounts and/or the Inventory of the Borrower. The amount of such reserves shall be subtracted from Qualified Accounts or Eligible Inventory, as applicable, when calculating the amount of the Borrowing Base.

      6. EQUIPMENT LOAN.

            (a) Subject to, and in accordance with, the within Agreement, until the occurrence and continuance of an Event of Default and upon satisfaction of all conditions precedent described in Section 6(b) below, on or before May 26, 2007 (the "Draw Period"), Borrower may borrow, for the purposes of acquiring production machinery and equipment up to the lesser of (a) eighty (80%) percent of the eligible (as determined by the Bank) "hard costs" acquisition costs of Equipment deemed acceptable by the Bank, excluding freight, installation costs, and other soft costs or (b) the lesser of (i) (I) the difference between the Credit Limit and (II) the then outstanding balance under

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the Line of Credit, or (ii) Two Million ($2,000,000.00) Dollars (the "Equipment
Loan"). The Equipment Loan shall be repaid in accordance with the terms of a certain Term Note (hereinafter, the "Term Note") in the form of Exhibit 2 annexed hereto to be executed by Borrower.

            (b) Borrower may request the borrowing under its Equipment Loan by completing and delivery to the Bank an Equipment Loan Certificate in the form of
Exhibit 3 annexed hereto, which Equipment Loan Certificate shall specify, without limitation, the following:

                  (i)   the amount of the proposed Loan,

                  (ii)  the Business Day of the proposed Equipment Loan,

                  (iii) the use of the proceeds of the proposed Equipment Loan, and supporting documentation, including, without limitation, any purchase invoices, evidencing the Borrower's intended use of the proceeds, and

                  (iv) the Borrower's certification that there are no Events of Default existing.

      7. GENERAL INTEREST PROVISIONS AS TO ALL LOANS.

            (a) It is the intention of the parties hereto to comply strictly with applicable usury laws, if any, accordingly, notwithstanding any provisions to the contrary in this Agreement or any other documents or instruments executed in connection herewith, in no event shall this Agreement or such documents or instruments require or permit the payment, taking, reserving, receiving, collecting or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, paid, taken, reserved, collected or received in connection with the Obligations or in any communication by Bank or any other person to the Borrower or any other person, or in the event all or part of the principal of the Obligations or interest thereon shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, collected, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement shall exceed the maximum amount of interest permitted by applicable usury laws, if any, then in any such event it is agreed as follows (i) the provisions of this paragraph shall govern and control, (ii) neither the Borrower nor any other person or entity now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent such interest is in excess of the maximum amount of interest permitted by applicable usury laws, if any, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if the Obligations have been or would be paid in full by such credit, refunded to the Borrower, and (iv) the provisions of this Agreement and the other documents or instruments executed in connection herewith, and any communication to the Borrower, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction

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hereof or thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, collected, reserved, or received in connection herewith which are made for the purpose of determining whether such rate exceeds the maximum lawful rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Obligations, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating to the Obligations.

            (b) As used in this Agreement, the following terms shall have the following meanings:

            "Applicable Margin" shall mean one and one-quarter (1.25%) percent per annum (i.e., 125 basis points).

            "Borrowing Date" shall mean any day upon which a LIBOR Rate Loan is made.

            "Business Day" shall mean:

                  (i) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts,

                  (ii) when such term is used to describe a day on which a
            borrowing, payment, prepayment, or repayment is to be made in respect of any LIBOR Rate Loan, any day which is (A) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City, and (B) a London Banking Day, and

                  (iii) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

            "Dollars" or "$" shall mean currency of the United States of America.

            "Eurodollars" shall mean Dollars acquired by Bank through the purchase or other acquisition of deposits denominated in Dollars and made with any bank or branch of a bank (including any branch of the Bank) located outside the United States of America.

            "Hedging Contracts" shall mean interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or

                                      -9-
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arrangements entered into between Borrower and Bank designed to protect the
Borrower against fluctuations in interest rates or currency exchange rates.

"Hedging Obligations" means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.

"Interbank Market" shall mean, with respect to any LIBOR Rate Loan, any recognized interbank Eurodollar market chosen in good faith by Bank.

"Interest Payment Date" shall mean, relative to any LIBOR Rate Loan, having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

"Interest Period" shall mean, relative to any LIBOR Rate Loans:

      (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to this Agreement and ending on (but excluding) the day which numerically corresponds to such date one, two, three, or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to this Agreement, and

      (ii) thereafter, each period commencing on the last day of the next preceding. Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto, provided, however, that

      (i) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates,

      (ii) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Agreement shall be of the same duration;

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      (iii) Interest Periods for LIBOR Rate Loans in connection with which
Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts,

      (iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day, and

      (v) no Interest Period may end later than the Termination Date.

"LIBOR Lending Rate" shall mean, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula.

      LIBOR Lending Rate      =                    LIBOR Rate
                                        ---------------------------------
                                        (1.00 - LIBOR Reserve Percentage)

"LIBOR Rate" shall mean, relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days (as defined below) prior to the beginning of such Interest Period.

"LIBOR Rate Loan" shall mean, any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

"LIBOR Reserve Percentage" shall mean, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

"London Banking Day" shall mean a day on which dealings in US dollar deposits are transacted in the London Interbank Market.

"Maturity Date" shall mean the date on which an Interest Period expires.

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            "Prime Rate Loan(s)" shall mean, when used in the singular, any loans on which the interest rate is calculated by reference to the Prime Rate and, when used in the plural, shall mean all such loans.

            (c) Bank shall not be required to make a LIBOR Rate Loan, or convert a Prime Rate Loan into a LIBOR Rate Loan, unless Bank shall have received from the Borrower a request for such LIBOR Rate Loan, in the form of Exhibit 4 annexed hereto (herein a "Notice of Borrowing"). By delivering a borrowing request (i.e., Notice of Borrowing) to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount of Two Hundred Fifty Thousand ($250,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars. On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable. Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request.

            (d) After receipt from the Borrower of any Notice of Borrowing which requests a LIBOR Rate Loan, Bank shall determine if it is able to make such LIBOR Rate Loan (or if it is unable to do so for reasons described in this section only) and will notify the Borrower upon confirmation of its ability to do so. If Bank determines in good faith that, by reason of circumstances affecting the Interbank Market, adequate and reasonable methods do not exist for ascertaining the LIBOR Rate which would otherwise be applicable to such LIBOR Rate Loan, then Bank shall so notify the Borrower on or before 4:00 p.m. on the Business Day prior to the Borrowing Date specified in the Notice of Borrowing, and in such event, Bank shall not be obligated to make such LIBOR Rate Loan and the Notice of Borrowing shall be deemed to have been withdrawn by the Borrower with Bank's consent and substituted with a request for a Prime Rate Loan in an amount equal to the requested LIBOR Rate Loan.

            (e) By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of Two Hundred Fifty Thousand ($250,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest

Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.

            (f) Except as otherwise provided herein, any Notice of Borrowing which requests a LIBOR Rate Loan shall be irrevocable and binding upon the Borrower. In the event the Borrower fails to borrow the LIBOR Rate Loan requested on the Borrowing Date specified in such Notice of Borrowing, the Borrower shall indemnify Bank against any and all losses and expenses incurred by Bank by reason of such failure including, without limiting the generality of the foregoing, all losses and expenses incurred by reason of the liquidation, disposition or reemployment of deposits or other funds acquired by Bank to fund such LIBOR Rate Loan.

            (g) Interest on the outstanding principal amount of each LIBOR Rate Loan shall accrue during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date.

            (h) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan, as set forth above.

            (i) LIBOR Rate Loans may be prepaid on the terms and conditions set forth herein For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of Fifty Thousand ($50,000.00) Dollars and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and unpractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Bank pursuant to the following formula:

            (i) the then current rate for United States Treasury securities
                (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

            (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.

            If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by

            (iii) the amount of the LIBOR Rate Loan being prepaid.

            The resulting amount shall be divided by

            (iv) 360

            and multiplied by

            (v) the number of days remaining in the Interest Period as to which the prepayment is being made.

            Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

            The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

            (j) If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Pnme Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

            (k) If, due to payments made by the Borrower pursuant to this Agreement or due to the acceleration of the Obligations or due to any other reason, Bank receives payments of principal of any LIBOR Rate Loan prior to the Maturity Date for such LIBOR Rate Loan, the Borrower shall, upon demand by Bank, pay to Bank any amounts required to compensate Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, costs or expenses incurred by reason of the liquidation or reemployment.

of deposits or other funds acquired by Bank to fund or maintain such LIBOR Rate Loans

            (l)   If the Bank shall have determined that

            (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London Interbank Market,

            (ii) by reason of circumstances affecting the Bank in the London Interbank Market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

            (iii) the LIBOR Rate no longer adequately reflects the Bank's cost of funding loans.

            Then, upon notice from the Bank to the Borrower, the obligations of the Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

            (m) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of,

            (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto,

            (ii) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof,

            (iii) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

            (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto,

            The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following (a) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (b) the LIBOR Rate may be used merely as a reference in determining such rate, and (c) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

            (n) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i) shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank's principal executive office is located), or

            (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London Interbank Market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then the Bank shall notify the Borrower thereof within a reasonable time after the occurrence thereof and, within fifteen (15) days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

            (o) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

            (i) pay directly to the relevant authority the full amount required to be so withheld or deducted,

            (ii) promptly forward to the Bank an official receipt or other documentation reasonably satisfactory to the Bank evidencing such payment to such authority, and

            (iii) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

            Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

            If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

            (p) Notwithstanding anything to the contrary contained herein, Bank and Borrower agree that after the occurrence of an Event of Default which is continuing, Borrower shall not request and Bank will not make LIBOR Rate Loan.

            (q) Without derogating from any rights of the Bank, Borrower shall pay a late charge equal to five (5%) percent of any amounts not paid when due.

            (r) All calculation of interest and fees shall be made on the basis of actual number of days elapsed in a 360 year.

            (s) All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal, provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to Bank as Bank determines in its sole discretion.

      8 DEFINITION OF QUALIFIED ACCOUNT The term "Qualified Account", as used herein, means an Account owing to Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full, unless otherwise agreed by the Bank and the Borrower.

            (a) The Account is not more than ninety (90) days from the date of the invoice thereof.

            (b) The Account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

            (c) The Account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

            (d) The Account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the Account arose.

            (e) The Account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

            (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

            (g) The Account is not owed by an account debtor whose principal place of business is outside the United States of America, which are not supported by credit insurance in form and substance reasonably satisfactory to the Bank.

            (h) The Account is not owed by an entity which is a parent, brother/sister, subsidiary or affiliate of Borrower.

            (i) The account debtor is not located in the State of New Jersey or in the State of Minnesota (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as the case may be, or (ii) Borrower is exempt from such filing requirement.

            (j) The Account when aggregated with all of the Accounts of that account debtor does not exceed fifty (50%) percent of the then aggregate of Qualified Accounts.

            (k) The Account is not evidenced by a promissory note.

            (l) The Account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

            (m) The Account does not arise out of a progress billing prior to completion of the order therefor.

            (n) Bank has not notified Borrower that Bank, in accordance with its normal credit policies, has deemed the Account to be unacceptable for any reason.

PROVIDED THAT if at any time fifty (50%) percent or more of the aggregate amount of the Accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the Accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as all Accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice, Accounts payable by Borrower to an account debtor shall be netted against Accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above), characterization of any Account due from an account debtor as a Qualified Account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any Account subsequently arising from such account debtor to be, or to continue to deem such Account to be, a Qualified Account, it is Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of Accounts are with Borrower, and all Accounts whether or not Qualified Accounts constitute Collateral.

      9 DEFINITION OF ELIGIBLE INVENTORY The term "ELIGIBLE INVENTORY", AS used herein, means Borrower's finished goods which are initially and at all times until sold new and unused (except, with Bank's written approval, used equipment held for sale or lease), in first-class condition, merchantable and saleable through normal trade channels, at a location which has been identified in writing to Bank, subject to a perfected first priority security interest in favor of Bank, owned by Borrower free and clear of any lien except in favor of Bank, not obsolete, not scrap, waste, defective goods and the like, have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder, not stored with a bailee, warehouseman or similar party unless Bank has given its prior written consent thereto and Borrower has caused each such bailee, warehouseman or similar party to issue and deliver to Bank warehouse receipts in Bank's name for such Inventory, and have not been designated by Bank (with notice thereof to Borrower), in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower.

      10 BANK'S REPORTS. After the end of each month, Bank will render to Borrower a statement of Borrower's loan account with Bank hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within sixty (60) days from the mailing by Bank to Borrower of any such monthly statement

      11 CONDITIONS OF LENDING.

         (a) The obligation of Bank to make the initial loan hereunder or issuing or causing to be issued any Letter of Credit hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance reasonably satisfactory to Bank:

                  (i) This Agreement, properly executed on behalf of Borrower;

                  (ii) The Master Note drawn to the order of Bank in the face amount of the Credit Limit;

                  (iii) The Term Note drawn to the order of Bank in the face amount of Equipment Loan;

                  (iv) A true and correct copy of any and all leases pursuant to which Borrower is leasing any real property, together with a landlord's consent and waiver with respect to such real property;

                  (v) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Borrower, (B) no financing statements have been filed and remain in effect against Borrower, except those financing statements relating to liens set forth on Schedule "B", the liens of the secured lender to be paid with the proceeds of the initial loan and those financing statements filed by the Bank, and (C) the Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing;

                  (vi) A certificate of the Clerk/Secretary or an Assistant Clerk/Secretary of the Borrower, certifying as to (A) the resolutions of the directors and, if required, the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Certificate of Incorporation and By-Laws of Borrower, and (C) the signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower;

                  (vii) A current certificate issued by the Secretary of State of the state of the Borrower's incorporation, certifying that Borrower is in compliance with all corporate organizational requirements of such state;

                  (viii) Evidence that Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary;

                  (ix) An opinion of counsel to the Borrower, addressed to Bank;

                  (x) Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in favor of Bank;

                  (xi) A subordination agreement, properly executed by each of the subordinating creditors, if any, in form and substance satisfactory to Bank;

                  (xii) Payment of the fees due through the date of the initial loan and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement;

                  (xiii) A Borrowing Base Certificate which indicates that the Borrower has the necessary loan availability to pay all existing secured lenders;

                  (xiv) Such other documents, instruments and agreements as Bank may reasonably request.

            (b) The obligation of Bank to make each loan shall be subject to the further conditions precedent on such date.

                  (i) the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan or the issuance of a Letter of Credit, as the case may be, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, and;

                  (ii) no event has occurred and is continuing, or would result from such loan or issuance of such Letter of Credit, as the case may be, which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

      12    CAPITAL ADEQUACY

            If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case, the Bank shall notify the Borrower thereof within a reasonable time after the occurrence thereof and upon such notice from time to time by the Bank to the Borrower, the Borrower shall promptly pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

      13 COLLECTIONS, SET OFF, DEPOSIT ACCOUNTS, NOTICE OF ASSIGNMENT, EXPENSES, POWER OF ATTORNEY

            (a) Borrower will promptly, upon receipt of all checks, drafts, cash and other remittances in payment of any Inventory sold or in payment or on account of Borrower's accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, chooses in action and all other forms of obligations, deliver the same to Bank accompanied by a remittance report in form specified by Bank. Said proceeds shall be delivered to Bank in the same form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make Bank will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby. The order and method of such application shall be in the sole discretion of Bank and any portion of such funds which Bank elects not to so apply shall be paid over from time to time by Bank to Borrower Bank will at all times have the right to require Borrower (i) to enter into a lockbox arrangement with Bank for the collection of such remittances and payments, or (ii) to maintain its deposit accounts at Bank or, in the alternative, at another financial institution which has agreed to accept drafts drawn on it by Bank under a written depository transfer agreement with Bank and to block Borrower's account and waive its rights as against such account. Notwithstanding anything contained to the contrary herein, said proceeds shall not be applied to the principal of any LIBOR Rate Loan(s), until all Prime Rate Loans have been paid in full. As used in this section, "business day(s)" shall mean any day which is neither a Saturday, Sunday nor holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

            (b) Borrower or any guarantor hereby grant to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity in the control of Bank of America Corporation, or in transit to any of them. At any time during an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower or any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

            (c) Bank shall be Borrower's main bank of deposit. Borrower shall maintain aggregate collected funds on deposit with the Bank of at least Two Million ($2,000,000.00) Dollars. Borrower shall maintain with the Bank at least fifty (50%) percent of their invested assets. For each deposit account that Borrower at any time opens or maintains, Borrower shall, at Bank's reasonable request and option, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either (i) cause the depositary bank to agree to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (ii) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account. Bank agrees with Borrower that Bank shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by this Agreement would occur. The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's salaried employees.

            (d) Bank may at any time, after the occurrence and during the continuance of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank. Upon request of Bank at any such time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. At any such time, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

            (e) Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses reasonably incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, (provided that Bank's counsel fees in connection with the preparation of this Agreement and all documents relating thereto shall not exceed $10,000.00) and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys' fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank's rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys' fees, shall be considered obligations of Borrower and shall be secured hereby.

            (f) Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower's true and lawful attorney-in-fact, with power during an Event of Default to endorse the name of Borrower or any of Borrower's officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank, to sign and endorse the name of Borrower or any of Borrower's officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower's rights therein, to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Bank, granting upon Borrower's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank.

      14 FINANCING STATEMENTS. At the request of Bank, Borrower will join with Bank in executing one or more Financing Statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form reasonably satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement Borrower hereby irrevocably authorizes Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower other than Intellectual Property or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates Borrower agrees to furnish any such information to Bank promptly upon its reasonable request therefor Borrower also ratifies its authorization for Bank to have filed in any Uniform Commercial

Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

      15    BORROWER'S REPORTS

            (a) Borrower shall cause all of its invoices, including the copies thereof, to be printed and to bear consecutive numbers and shall prepare and issue its invoices in such consecutive numerical order. If reasonably requested by Bank, all copies of invoices not previously delivered to Bank shall be delivered to Bank with each schedule of Accounts. Copies of all invoices which are voided or canceled or which for any other reason do not evidence an Account shall be included in such delivery. If any invoice or copy thereof is lost, destroyed or otherwise unavailable, Borrower shall account in writing, in form reasonably satisfactory to Bank, for such missing invoice.

            (b) Borrower shall deliver to Bank all documents, as frequently as indicated below, or at such other times as Bank may reasonably request, and all other documents and information reasonably requested by Bank.

                        DOCUMENT                                          FREQUENCY DUE
----- ---------------------------------------------------  -------------------------------------------
(iii) A Borrowing Base Certificate, including              Monthly within twenty (20) days after the
      accounts receivable agings, inventory report, cash   close of each calendar month if the Line of
      receipts, credit memos, sales, debit memos, the      Credit exceeds Six Million ($6,000,000.00)
      unpaid loan balance, new borrowing requests and the  Dollars during such preceding month.
      adjusted loan balance.

(ii)  Compliance Certificate in the form annexed           As soon as available and in any
      hereto as Exhibit 5.                                 event within forty-five (45) days
                                                           after the close of each quarterly
                                                           period of Borrower's fiscal year.

            (c) Borrower will furnish Bank as soon as available, and in any event within forty-five (45) days after the close of each quarterly period of its fiscal year a financial statement prepared by Borrower including, a balance sheet as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows of the Borrower for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, certified by the chief financial officer of the Borrower (subject to year end adjustment).

            (d) Borrower will furnish Bank, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a consolidated audit balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon reasonably acceptable to Bank by independent public accountants selected by the Borrower and reasonably acceptable to Bank.

            (e) Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to the Borrower by Borrower's independent public accountants in connection with the examination of the financial statements of the Borrower made by such accountants (the so-called "Management Letter").

            (f) In addition to the foregoing, the Borrower promptly shall provide Bank with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including financial reports and statements, as Bank may from time to time reasonably request from the Borrower. All financial information provided to the Bank by the Borrower shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of the Borrower at the close of, and its results of operations for, the periods in question.

      16    GENERAL AGREEMENTS OF BORROWER

            (a) Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by Bank with loss payable to Bank and Borrower, as their interests may appear (provided that so long as no Event of Default exists, any amounts received by Bank shall be promptly forwarded to Borrower), hereby appointing Bank as attorney for Borrower during an Event of Default in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable during an Event of Default under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly to Bank.

            (b) Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at intervals to be determined by Bank during Borrower's regular business hours upon reasonable prior notice but without notice any time while an Event of Default exists and without hindrance or delay. Bank shall also have the right to obtain from time to time upon its reasonable request at the sole cost and expense of Borrower an appraisal of the Collateral by an appraiser reasonably acceptable to Bank.

            (c) Although, as above set forth, Bank has a continuing security interest in all of Borrower's Collateral and in the proceeds thereof, Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder and if Borrower fails to do so, Borrower will promptly make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base.

            (d) Borrower will at all times keep accurate and complete records of Borrower's Inventory, Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower's place or places of business at intervals to be determined by Bank during Borrower's regular business hours upon reasonable prior notice but without notice any time while an Event of Default exists, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower's Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may remove any of such records temporarily for the purpose of having copies made thereof. Borrower shall pay to Bank all reasonable audit fees (not to exceed $5,000.00 in any calendar year, absent an Event of Default which is continuing), plus all travel and other expenses incurred in connection with any such audit.

            (e) Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles and maintain records pertaining to the Collateral that contain information as from time to time may be reasonably requested by Bank.

            (f) Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business.

            (g) Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property.

            (h) After consultation with Borrower, Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank's reasonable satisfaction the existence, amount and terms of any Accounts.

            (i) This Agreement may but need not be supplemented by separate assignments of Accounts and if such assignments are given the rights and security interests given thereby shall be in addition to and not in limitation of the rights and security interests given by this Agreement.

            (j) If any of Borrower's Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will promptly notify Bank thereof in writing and while an Event of Default exists execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act.

            (k) If any of Borrower's Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will promptly deliver same to Bank, appropriately endorsed to Bank's order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

            (l) If any goods are at any time in the possession of a bailee, Borrower shall promptly notify Bank thereof and, if reasonably requested by Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance reasonably satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower, during an Event of Default. Bank agrees with Borrower that Bank shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

            (m) If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the reasonable request and option of Bank, Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

            (n) If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

            (o) Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the reasonable request of Bank, promptly furnish Bank the receipted bills therefor. At its option, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of the Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

            (p) Borrower will promptly notify Bank upon receipt of notification of any potential or known release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with the Borrower's obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower may be liable. As used herein, the terms "hazardous waste," "hazardous or toxic substance," "hazardous material" or "oil" shall have the same meanings as defined and used in any of the following (the "Acts") the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq, the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq, the Toxic Substances Control Act, 15 USC Sections 2601 et seq, the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq, the Clean Air Act, 42 USC Sections 741 et seq, the Clean Water Act, 33 USC Section 701, the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j), M.G.L.A.c 21E (Massachusetts Oil and Hazardous Material Release Prevention Act), M.G.L.A.c 21C (Massachusetts Hazardous Waste Management Act), and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

            (q) Except for Bank's gross negligence or willful misconduct or failure to comply with this Agreement, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys' fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make loans available to Borrower and the termination of this Agreement.

            (r) Upon the reasonable request of Bank, Borrower will furnish to Bank, from time to time, within five (5) days after the accrual in accordance with applicable law of Borrower's obligation to make deposits for F.I.C.A. and withholding taxes and/or sales taxes, proof reasonably satisfactory to Bank that such deposits have been made as required.

            (s) Should Borrower fail to make any of such deposits or furnish such proof then Bank may, in its sole and absolute discretion, (a) make any of such deposits or any part thereof, (b) pay such taxes, or any part thereof, or
(c) set-up such reserves as Bank, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by Borrower with Bank. Nothing herein shall be deemed to obligate Bank to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-up of such reserve shall not constitute (i) an agreement on Bank's part to take any further or similar action, or (ii) a waiver of any default by Borrower under the terms hereof.

            (t) All advances by Bank to Borrower under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all indebtedness of Borrower to Bank under this and under any other agreement constitute one general Obligation. Each advance to Borrower hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Bank. It is distinctly understood and agreed that all of the rights of Bank contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Bank and Borrower. Any default of this Agreement by Borrower shall constitute, likewise, a default by Borrower of any other existing agreement with Bank, and any default by Borrower of any other agreement with Bank shall constitute a default of this Agreement. The entire Obligation of Borrower to Bank shall become due and payable upon termination of this Agreement.

            (u) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $ 1.00 Bank agrees not to exercise the rights granted in this paragraph unless and until Bank determines to exercise its rights against the Collateral.

            (v) Borrower will, at its expense, upon the reasonable request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank's security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form reasonably satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever reasonably requested by Bank.

            (w) Borrower shall perform any and all further steps reasonably requested by Bank to perfect Bank's security interest in Inventory, such as leasing warehouses to Bank or its designee, placing and maintaining signs, appointing custodians, maintaining stock records and transferring Inventory to warehouses. A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever requested by Bank if one or more of the Events of Default exist.

            (x) Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Bank are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Bank's exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which the Borrower now or hereafter has rights, which license may be used by Bank upon and after the occurrence of any one or more of the Events of Default, provided, however, that such use by Bank shall be suspended if such Events of Default are cured.

      17. BORROWER'S NEGATIVE COVENANTS. Borrower will not at any time

            (a) (Capital Base) permit its tangible capital base to be less than $7,2000,000 during the first calendar quarter of each year, $4,300,000 during the second calendar quarter of each year, $8,700,000 during the third calendar quarter of each year, and $13,500,000 during the fourth calendar quarter of each year,

            (b) (Subchapter S Corporation) if Borrower is a Subchapter S corporation, make distributions to its shareholders during any fiscal year of Borrower in an aggregate amount greater than the amount necessary to pay federal and state income taxes upon Borrower's undistributed income for such year,

            (c) (Disposition of Collateral) sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (i) scrap, waste, defective goods and the like, (ii) obsolete goods, (iii) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation, and Equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such Equipment's fair value, remits such sum to Bank in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Bank's favor,

            (d) (Liens) create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind ("LIEN") upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except (i) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business,
(ii) arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation, (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property), (iv) Liens for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests, (v) Liens which are the subject of permitted protests, (vi) those Liens and encumbrances set forth on Schedule "B" annexed hereto, and (vii) in favor of Bank, the term "permitted protests" as used herein means the right of the Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of the Borrower in an amount that is reasonably satisfactory to the Bank, (y) any such protest is instituted and diligently prosecuted by the Borrower in good faith, and (z) the Bank is reasonably satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of the Bank in and to the Collateral,

            (e) (Dividends) pay any dividends on or make any distribution on account of (except, if Borrower is a Subchapter S corporation, consistent with paragraph (b) above) any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, other than stock purchased or redeemed from departing employees, officers, directors or consultants,

            (f) (Loans) make any loans or advances to any individual, partnership, trust or other corporation, including without limitation Borrower's directors, officers and employees, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower,

            (g) (Guarantees) assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank) of any individual, partnership, trust or other corporation,

            (h) (Investments) (i) use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any stock or securities of any individual, partnership, trust or other corporation except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by the Bank,

            (i) (Transactions with Affiliates) enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate,

            (j) (Subsidiaries) sell, transfer or otherwise dispose of any stock of any subsidiary of Borrower,

            (k) (Mergers, Consolidations or Sales) (i) merge or consolidate with or into any corporation other than in connection with a Permitted Acquisition,
(ii) enter into any joint venture or partnership with any person, firm or corporation, (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business, or (iv) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof. For purposes of this section

"PERMITTED ACQUISITION" shall mean the acquisition by Borrower of any entity, business, division, or specified group of assets (other than capital assets acquired as a result of capital expenditures if Borrower made in the ordinary course of business), provided that each of the following conditions is met with respect to any such acquisition:

            (a) immediately prior to and after giving effect to such acquisition, no Event of Default shall then exist, and Borrower shall have delivered to the Bank a certificate of its chief financial officer to the effect that immediately prior to and after giving effect to such acquisition, no Event of Default exists and attaching, in reasonable detail, computations evidencing compliance with the covenant contained in Section 17(a), immediately prior to and after giving effect to such acquisition,

            (b) (i) the aggregate consideration paid or to be paid by Borrower in connection with such acquisitions after the Closing Date shall not, without the prior written consent of the Bank, exceed $10,000,000 as to any individual acquisition or group of related acquisitions and (ii) the aggregate consideration to be paid in cash as to all such acquisitions in the aggregate during any period of twelve (12) consecutive months shall not, without the prior written consent of the Bank, exceed $15,000,000, and

            (c) either

                  (i) such acquisition is the acquisition of assets for use in the same line of business as (or a line of business substantially similar or related to) the line of business of the Borrower, or such acquisition represents a brand extension opportunity, and the Bank shall concurrently with the closing of the acquisition be granted a first priority security interest (subject only to Liens permitted hereunder) in such acquired assets, or

                  (ii) such acquisition involves the purchase of the equity
            interest of an entity and the following conditions are met:

                        (A) such entity is in the same line of business (or a
                  substantially similar or related line of business) as Borrower, or such purchase represents a brand extension opportunity, and

                        (B) contemporaneously with the occurrence of such
                  acquisition, Borrower shall cause such acquired entity to either (i) become a party to this Agreement or (ii) provide a guaranty of Borrower's obligations hereunder, in form and substance reasonably satisfactory to the Bank.

            (1) (Change in Legal Status) (i) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (ii) change its type of organization, jurisdiction or organization or other legal structure

If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Lender of such organizational identification number.

            For purposes of this section "Affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with the Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns ten (10%) percent or more of any class of voting stock of the Borrower or any subsidiary, or (iii) ten (10%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a subsidiary, "Capital Leases" shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of capital assets, "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise, "Distributions" shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements, "Indebtedness" shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, and (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, "Interest" shall mean, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on indebtedness and on capital leases, determined in accordance with generally accepted accounting principles, "Tangible Capital Base" shall mean Borrower's tangible net worth plus its subordinated indebtedness, and "Tangible Net Worth" shall mean Borrower's stockholders' equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom (i) intangibles (as determined in accordance with such principles so applied) and (ii) accounts and indebtedness owing to Borrower from any employee or parent, subsidiary or other affiliate of Borrower.

      18 DEFAULT, RIGHTS AND REMEDIES UPON DEFAULT.

            (a) Upon the occurrence and during the continuance of any one or more of the following events (herein, "Events of Default"), Bank may decline to make any or all further loans or issue Letters of Credit hereunder or under any other agreements with Borrower, any and all Obligations of the Borrower to Bank shall become immediately due and payable, at the option of Bank and without notice or demand. The occurrence and continuance of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and the Borrower and instruments and papers given Bank by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely.

                  (iv) The failure by the Borrower to pay when due any principal, interest, fees, costs, and expenses due pursuant to the Master Note, the Term Note or this Agreement.

                  (v) The failure by the Borrower to pay, when due, any other Obligations.

                  (vi) Default by the Borrower in the observance or performance of any of the covenants or agreements of the Borrower contained in Sections 13(a) or 17 of this Agreement.

                  (vii) The failure by the Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in Sections 5(b), 5(f), 5(h), 13(a), 13(d), 17, or in any other agreement with Bank which is not remedied within ten (10) days after notice thereof by Bank to Borrower.

                  (viii) Any representation or warranty heretofore, now or hereafter made by the Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

                  (ix) The occurrence of any event such that any material indebtedness of the Borrower from any lender other than Bank could be accelerated, notwithstanding that such acceleration has not taken place.

                  (x) The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by Bank.

                  (xi) A filing against or relating to the Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.

                  (xii) The occurrence of any event of default under any agreement between Bank and the Borrower or instrument or paper given Bank by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such other agreement, instrument or paper).

                  (xiii) Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property.

                  (xiv) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower, the failure by the Borrower to generally pay the debts of the Borrower as they mature, adjudication of bankruptcy or insolvency relative to the Borrower, the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (hereinafter the "Bankruptcy Code") or any other federal Bankruptcy law, the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, the calling or sufferance of a meeting of creditors of the Borrower, the meeting by the Borrower of a formal or informal creditor's committee, the offering by or entering into by the Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of the Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

                  (xv) The entry of any material judgment(s) against Borrower, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

                  (xvi) [reserved].

                  (xvii) The entry of any court order which enjoins, restrains or in any way prevents the Borrower from conducting all or any substantial part of its business affairs in the ordinary course of business.

                  (xviii) The service of any process upon Bank seeking to attach by trustee process any funds of the Borrower on deposit with Bank.

                  (xix) The termination, resignation or departure of the Chief Executive Officer and the Chief Financial Officer of the Borrower, who are not replaced within three (3) months with officers reasonably satisfactory to the Bank, and/or any direct or indirect change of control of the voting capital stock of the Borrower from that existing at the execution of this Agreement such that the current stockholders own less than a majority of the issued and issuable voting capital stock of the Borrower.

                  (xx) The occurrence of any material uninsured loss, theft, damage or destruction to any material asset(s) of the Borrower.

                  (xxi) Any act by or against, or relating to the Borrower or its assets pursuant to which any creditor of the Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of the Borrower's assets.

                  (xxii) The termination of existence, dissolution, or liquidation of the Borrower, or the ceasing to carry on actively any substantial part of Borrower's current business.

                  (xxiii) This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority security interest in and to the Collateral purported to be subject to this Agreement, or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower.

                  (xxiv) Any of the following events occur or exist with respect to the Borrower or any ERISA affiliate (A) any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (B) any "reportable event" (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan, (C) The filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan, (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings, or (E) partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan, and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.

                  Upon the occurrence and during the continuance of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. In addition, upon the occurrence and during the continuance of an Event of Default, if Bank proceeds to enforce payment of the Obligations, Borrower shall be obligated to deliver to Bank cash collateral in an amount equal to the aggregate amounts then undrawn on all outstanding Letters of Credit or acceptances issued or guaranteed by Bank for the account of Borrower, and Bank may proceed to enforce payment of the same and to exercise all rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower, as additional compensation to the Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of five (5%) percent greater than the rate of interest then specified in Section 7 of this Agreement.

            (b) Upon the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code, Bank's obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of the Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to the Borrower, provided, however, it shall not be an Event of Default hereunder if any such complaint is filed against the Borrower which is being diligently contested by Borrower until the earlier of (i) the entry of an order for relief, or (ii) sixty (60) days without the dismissal of such complaint.

            (c) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to the Bank's disposition of the Collateral. The Bank may conduct any such sale or other disposition of the Collateral upon the Borrower's premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Bank shall provide the Borrower with such notice as may be practicable under the circumstances), the Bank shall give the Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Bank may purchase the Collateral, or any portion of it at any public sale.

            (d) If the Bank sells any of the Collateral on credit, the Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by the Bank. If the purchaser fails to pay for the Collateral, the Bank may re-sell the Collateral and the Borrower shall be credited with the proceeds of the sale.

            (e) In connection with the Bank's exercise of the Bank's rights after the occurrence and during the continuance of an Event of Default, the Bank, in accordance with applicable law, peaceably may enter upon, occupy and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Bank. The Bank shall not be required to remove any of the Collateral from any such premises upon the Bank's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Bank be liable to the Borrower for use or occupancy by the Bank of any premises pursuant to this Agreement.

            (f) Upon the occurrence and during the continuance of any Event of Default, the Bank may require the Borrower to assemble the Collateral and make it available to the Bank at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Bank and the Borrower.

      19. STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank's exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

      20. PROCESSING AND SALES OF INVENTORY. So long as Borrower is not in default hereunder, Borrower shall have the right, in the regular course of business, to process and sell Borrower's Inventory, and, except for any interests in the proceeds thereof, such sale shall be free and clear of the security interest granted to the Bank hereunder. A sale in the ordinary course of business shall not include a transfer in total or partial satisfaction of a debt.

      21. WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section, has consulted legal counsel, understands the right it is granting in this Agreement and is waiving in this section in particular, and makes the above waiver knowingly, voluntarily and intentionally.

      22. CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

      23. TERMINATION.

            (a) Unless renewed in writing, this Agreement solely as it relates to the Line of Credit shall terminate on May 26, 2007 (the "TERMINATION DATE"), and all Obligations as they relate to the Line of Credit shall be due and payable in full without presentation, demand, or further notice of any kind, whether or not all or any part of the Obligations is otherwise due and payable pursuant to the agreement or instrument evidencing same. Bank may terminate this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing or anything in this Agreement or elsewhere to the contrary, the security interest, Bank's rights and remedies hereunder and Borrower's obligations and liabilities hereunder shall survive any termination of this Agreement and shall remain in full force and effect until all of the Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full, and shall thereupon terminate. No Collateral shall be released or financing statement terminated until such final and irrevocable payment in full of the Obligations, as described in the preceding sentence, whereupon all Collateral shall be released and the Bank shall take all action reasonably requested by the Borrower to terminate or authorize the termination of all financing statements and comparable documents.

            (b) In the event that Bank continues to make loans under the Line of Credit after the Termination Date without a written extension of such Termination Date or after the occurrence of and during the continuance of an Event of Default, all such loans (i) shall be made in the sole and absolute discretion of Bank, and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

      24. ARBITRATION.

            (a) Except to the extent expressly provided below, any Dispute (as defined below) shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the applicable rules for arbitration of disputes of the Judicial and Mediation Service ("JAMS") and the "Special Rules" set forth below "Dispute" means any controversy, claim or dispute between or among the parties to this Loan Agreement, including any controversy, claim or dispute arising out of or relating to (a) this Loan Agreement, (b) any other Loan Documents, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of Borrower, Guarantor or Bank, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Loan Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this dispute resolution provision only, the terms "party" and "parties" shall include any parent corporation, subsidiary or affiliate of Bank involved in the servicing, management or administration of any obligation described in or evidenced by this Loan Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

            (b) (i) The arbitration shall be conducted in Boston, Massachusetts.

                (ii) The arbitration shall be administered by JAMS, who will appoint an arbitrator, if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All Disputes shall be determined by one arbitrator, however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Loan Agreement, referred to collectively as the "arbitrator").

                (iii) All arbitration hearings will be commenced within ninety
                (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement, provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

                (iv) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

                (v) The arbitrator will have the authority to decide whether any Dispute is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Disputes is the equivalent of the filing of a lawsuit.

                (vi) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a

                Dispute is arbitrable, shall be determined by the arbitrator.

                (vii) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Loan Agreement.

      (c) Nothing in this Loan Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Loan Agreement, or (ii) apply to or limit the right of Bank
(A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Loan Agreement in a third-party proceeding in any action brought against Bank in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts). Bank may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Loan Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

      (d) If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Loan Agreement,
(ii) any other Loan Document, (iii) any related agreements or instruments, or
(iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

      (e) By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

      25. MISCELLANEOUS.

            (a) No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

            (b) Bank is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement or of any of the following named person, or persons from time to time, holding the following offices of Borrower, President, Treasurer and such other officers and authorized signatories as may from time to time be set forth in separate resolutions. Any request for a loan which is not accompanied by a Notice of Borrowing shall be deemed a request for a Prime Rate Loan.

            (c) This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto, provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

            (d) Borrower agrees that any and all loans made by Bank to Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.

            (e) Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts as of the date of this Agreement.

            (f) Paragraph and section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

            (g) Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other loan document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Bank, as the case may be, at its address set forth below.

            If to Bank                Fleet National Bank
                                      100 Federal Street
                                      Boston, Massachusetts 02110
                                      Attn. Ms. Debra J. Drapalla,
                                            Senior Vice President
                                      Telephone (617) 434-5395
                                      Telecopier (617) 434-4896

            With a copy to            Goulston & Storrs, P C
                                      400 Atlantic Avenue
                                      Boston, Massachusetts 02110
                                      Attn. James H. Lerner, Esquire
                                      Telephone (617)574-3525
                                      Telecopier (617)574-7607

            If to Borrower            iRobot Corporation
                                      63 South Avenue
                                      Burlington, Massachusetts 01803
                                      Attn. Mr. Joseph P. Mullin
                                      Telephone (781)418-3187
                                      Telecopier (781) 345-0201

            With a copy to            Goodwin Procter LLC
                                      53 State Street
                                      Boston, Massachusetts 02110
                                      Attn. Mark T. Bettencourt, Esquire
                                      Telephone (617) 570-1091
                                      Telecopier (617)523-1231

            The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.

            (h) Bank shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Bank by Borrower in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Bank.

            (i) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

            (j) Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            (k) This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.

            (l) This Agreement can only be amended by a writing signed by both Bank and Borrower.

            (m) Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of this Agreement to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

            (n) The laws of Massachusetts shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.

Witnessed by                          iROBOT CORPORATION

/s/ David Weller                      By /s/ Geoffrey P. Clear
-----------------                        -----------------------
David Weller
                                      Address 63 South Avenue
                                              Burlington, Massachusetts 01803

                                      FLEET NATIONAL BANK, a Bank of America
                                      company

                                      By /s/ Debra Diapalla
                                         ------------------------
                                         Senior Vice President

                                      Address 100 Federal Street
                                              Boston, Massachusetts 02110

                                    EXHIBIT 1
                                    ---------

                               FLEET NATIONAL BANK
                            A BANK OF AMERICA COMPANY

                                 REVOLVING NOTE
                                 --------------

$20,000,000.00                                             Boston, Massachusetts
                                                                    May 26, 2005

      For value received, the undersigned, iRobot Corporation, a Delaware corporation (the "BORROWER"), hereby promises to pay on May 26, 2007 to the order of Fleet National Bank, a Bank of America company (the "BANK"), at its main office in Boston, Massachusetts, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million ($20,000,000.00) Dollars, or, if less, the aggregate unpaid principal amount of all loans made by the Bank to the Borrower under the Loan Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate(s) from time to time in effect under the Loan and Security Agreement of even date herewith (the "Loan Agreement") by and between the Bank and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement. This Note may be prepaid only in accordance with the Loan Agreement.

      This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Note is the "Note" referred to in the Loan Agreement.

      Bank shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is five (5%) percent per annum above the interest rate otherwise payable ("Default Rate") (a) during any Event of Default, unless and until the Event of Default is waived by Bank and (b) after the Termination Date.

      Borrower shall pay, upon billing therefor, a "Late Charge" equal to five (5%) percent of the amount of any payment of principal, other than principal due at the Termination Date, interest, or both, which is not paid when due. Late charges are (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Bank for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

      This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

      The Borrower hereby agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

      Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

      Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve
(12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

      Upon receipt of an affidavit and indemnity of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

      This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note and no party is relaying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

      All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

                                                     iROBOT CORPORATION

                                                     By_________________________

                                    EXHIBIT 2

                                    TERM NOTE

$2,000,000.00                                              Boston, Massachusetts
                                                                    May 26, 2005

1.    Promise To Pay.

      FOR VALUE RECEIVED, iRobot Corporation, a Delaware corporation having an address at 63 South Avenue, Burlington, Massachusetts 01803 ("Borrower") promises to pay to the order of FLEET NATIONAL BANK, a Bank of America company, a national banking association, having an address at 100 Federal Street, Boston, Massachusetts 02110 ("Lender"), the principal sum of TWO MILLION ($2,000,000.00) DOLLARS, with interest thereon, or on the amount thereof from time to time outstanding, to be computed, as hereinafter provided, on each advance from the date of its disbursement until such principal sum shall be fully paid. Interest shall be payable in installments as set forth in Section 4 below. The total principal sum, or the amount thereof outstanding, together with any accrued but unpaid interest, shall be due and payable in full on May 26, 2012 ("Maturity Date"), which term is further defined in, and is subject to acceleration in accordance with, the Loan and Security Agreement (the "Loan Agreement") between Borrower and Lender dated as of even date as may be amended from time to time. Any amounts repaid by the Borrower may not be reborrowed.

2.    Loan Agreement.

      This Note is issued pursuant to the terms, provisions and conditions of the Loan Agreement and evidences the Equipment Term Loan made pursuant thereto. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

3.    Interest Rates.

      3.1. Borrower's Options. Principal amounts outstanding under this Note shall bear interest at the following rates, at Borrower's selection, subject to the conditions and limitations provided for in this Note (i) Prime Rate or (ii) LIBOR Based Rate.

      3.1.1. Selection To Be Made. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Note, by giving Lender a Notice of Rate Selection (i) prior to the initial Loan Advance, (ii) prior to the end of each Interest Period applicable to a LIBOR Rate Loan or (iii ) on any Business Day on which Borrower desires to convert an outstanding Prime Rate Loan to a LIBOR Rate Loan, provided, however, if an Event of Default exists, Borrower's right to select interest rate options other than ones based upon the Prime Rate shall cease.

      3.1.2. Notice. A "Notice of Rate Selection" shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an authorized representative of Borrower which (i) is irrevocable, (ii) is received by Lender not later than 10:00 o'clock A.M. Boston time (a) if a LIBOR Based Rate is selected, at least three (3) Business Days prior to the first day of the Interest Period to which such selection is to apply, or (b) if a Prime Rate Loan is selected, on option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each LIBOR Rate Loan.

      3.1.3. If No Notice. If Borrower fails to select an interest rate option in accordance with the foregoing prior to the closing date hereof, or prior to the last day of the applicable Interest Period of an outstanding LIBOR Rate Loan, or if a LIBOR Rate Loan is not available, any loan made shall be deemed to be a Prime Rate Loan, and on the last day of the applicable Interest Period all outstanding principal amounts shall be deemed converted to a Prime Rate Loan.

      3.3. Telephonic Notice. Without any way limiting Borrower's obligation to confirm in writing any telephonic notice, Lender may act without liability upon the basis of telephonic notice reasonably believed by Lender to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Lender's record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.

      3.4. Limits On Options, One Selection Per Month. Each LIBOR Rate Loan shall be in a minimum amount of $250,000.00. At no time shall there be outstanding a total of more than five (5) LIBOR Rate Loans combined at any time. If Borrower shall make more than one (1) interest rate selection in any thirty (30) day period, excluding conversions of outstanding advances made at the end of an applicable Interest Period of any previously outstanding LIBOR Rate Loan, Lender may impose and Borrower shall pay a reasonable processing fee for each such additional selection.

4.    Payment of Interest and Principal.

      4.1. Payment and Calculation of Interest. All interest on Prime Rate Loans shall be (a) payable in arrears on the first day of each month commencing on June 1, 2005 and on the same day of each month thereafter until the principal together with all interest and other charges payable with respect to the Loan shall be fully paid, and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Prime Rate payable under this Note. Interest at the LIBOR Based Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof and shall be payable in arrears for any LIBOR Based Rate having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Based Rate having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

      4.2. Principal. Principal shall be payable on the first day of each month commencing on June 1, 2007 and on the same day of each month thereafter in 59 monthly consecutive principal installments of each equal to the Principal Repayment Amount with the entire outstanding principal balance and all other interest, expenses and charges due and payable in full upon Maturity.

      4.3. Prepayment. The Loan or any portion thereof may be prepaid in full or in part at any time upon one (1) day's prior written notice to the holder of this Note without premium or penalty with respect to Prime Rate Loans and, with respect to LIBOR Rate Loans subject to applicable provisions of Sections 4.10 and 4.11 hereof. Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

      4.4 Maturity. At Maturity all accrued interest, principal and other charges due with respect to the Loan shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall continue to bear interest at the Default Rate until so paid.

      4.5 Method of Payment, Date of Credit. All payments of interest, principal and fees shall be made in immediately available funds, without counterclaim or set off and free and clear of, and without any deduction or withholding for, any taxes or other payments (a) by direct charge to an account of Borrower maintained with Lender (or the then holder of the Loan), or (b) by wire transfer to Lender or (c) by check payable to Lender and delivered to Lender at 100 Federal Street, Boston, Massachusetts, or
      (d) to such other bank or address as the holder of the Loan may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to one o'clock P.M. Eastern Time, payments received after one o'clock P.M. Eastern Time shall be credited to the Loan on the next Business Day. Payments which are by check, which Lender may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Lender, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank.

      4.6 Billings. Lender may submit billings reflecting payments due, however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower's payment obligations when due but Borrower shall not be in default if Borrower pays in full the amount billed in good faith.

      4.7 Application of Payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (other than principal and interest), then to accrued interest, and thereafter to outstanding principal, provided, however, after the occurrence of any Default which is continuing or any Event of Default, payments will be applied to the Obligations of Borrower in such order and manner as Lender determines in its sole discretion.

      4.8 Default Rate. Lender shall have the option of imposing, and Borrower shall pay upon billing therefor, an interest rate which is five percent (5%) per annum above the interest rate otherwise payable ("Default Rate")
      (a) following any Event of Default, unless and until the Event of Default is waived by Lender, and (b) after Maturity.

      4.9 Late Charges. Borrower shall pay, upon billing therefor, a "Late Charge" equal to five percent (5%) of the amount of any payment of principal, other than principal due at Maturity, interest, or both, which is not paid when the due date thereof. Late charges are (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Lender for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

      4.10 Calculation of Yield Maintenance.

            (i) Borrower may prepay a LIBOR Rate Loan only upon at least three
      (3) Business Days prior written notice to Lender (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Rate Loan. Borrower shall pay to Lender, upon request of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost or expense incurred as a result of (i) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan, (ii) any failure by Borrower to borrow a LIBOR Rate Loan on the date specified by Borrower's written notice, (iii) any failure by Borrower to pay a LIBOR Rate Loan on the date for payment specified in Borrower's written notice Without limiting the foregoing, Borrower shall pay to Lender a "yield maintenance fee" in an amount computed as follows. The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR Based Rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced term chosen pursuant to the LIBOR Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to Lender upon the prepayment of a LIBOR Rate Loan. Each reference in this paragraph to "LIBOR Rate Election" shall mean the election by Borrower of the LIBOR Based Rate. If by reason of an Event of Default, Lender elects to declare the note to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

            (ii) The foregoing yield maintenance fees shall be payable in respect of all prepayments of principal whether voluntary or involuntary including, without limitation, prepayments made upon acceleration of the Loan, or application of insurance or eminent domain proceeds.

            (iii) Once written notice of intention to prepay is given, the Loan, or the applicable portion thereof, shall become due and payable in full on the date specified in the notice of prepayment and the failure to so prepay the loan on such date, together with any applicable yield maintenance fees, shall constitute an Event of Default.

            (iv) If during an Event of Default Lender elects to declare the Loan to be immediately due and payable, then any yield maintenance fee with respect to the Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

      4.11 Make Whole Provision. Without duplication of any yield maintenance fee payable under Section 4.10, Borrower shall pay to Lender, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Lender (in the absence of manifest error), compensate Lender for the loss, cost or expense which it may reasonably incur as a result of

      (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of a LIBOR Rate Loan on a date other than the last day of the applicable Interest Period of a LIBOR Rate Loan, or (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any LIBOR Rate Loan to a Prime Rate Loan on a date other than the last day of the applicable Interest Period. Such amounts payable by Borrower shall be equal to any administrative costs actually incurred plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain a LIBOR Rate Loan.

5.    Certain Definitions and Provisions Relating To Interest Rate.

      5.1 Banking Day. The term "Banking Day" means any day other than a Saturday, Sunday, legal holiday, or day on which banks are not required or authorized by law to close in the city in which Lender's principal office is situated.

      5.2 Event of Default. As defined in the Loan Agreement.

      5.3 LIBOR Rate Loan. The term "LIBOR Rate Loan" means any principal outstanding under this Note which pursuant to this Note bears interest at the LIBOR Based Rate.

      5.4 LIBOR Based Rate. The term "LIBOR Based Rate" means the per annum rate of interest equal to the applicable LIBOR Rate, plus 125 basis points.

      5.5 Loan Advances or Loan. The term "Loan Advances" or "Loan" shall mean the advance of proceeds under this Note.

      5.6 Loan Agreement. The "Loan Agreement" means the Loan and Security Agreement of even date executed by the Borrower and the Lender, as may be amended.

      5.7 Loan Documents. The documents, instruments, and agreements inclusive of this Note executed by the Borrower in connection with this Note.

      5.8 Maturity. The term "Maturity" means the Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by Lender upon an Event of Default.

      5.9 Obligations. As defined in the Loan Agreement.

      5.10 Prime Rate. The term "Prime Rate" means the per annum rate of interest so designated from time to time by the Lender as its prime rate minus 100 basis points, with changes therein to be effective simultaneously with any change in the Prime Rate without notice or demand of any kind. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

      5.11 Principal Repayment Amount. The term "Principal Repayment Amount" means an amount equal to the outstanding principal amount of the Equipment Term Loan at the termination of the Draw Period divided by sixty (60), payable on each Interest Payment Date commencing on the first Interest Payment Date following the termination of the Draw Period and continuing during the term of the Equipment Term Loan.

      5.12 Treasury Rate. The term "Treasury Rate" means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H 15(519) of Selected Interest Rates in an amount which approximates (as determined by Lender) the amount (i) approximately comparable to the portion of the Loan to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

6.    Additional Provisions Related to Interest Rate Selection.

      6.1 Increased Costs. If, due to any one or more of (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of LIBOR Rate above in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation, or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBOR Rate Loans, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, with respect to all or any portion of the Loan, or any corporation controlling Lender, on account thereof, then the Lender shall notify the Borrower thereof within a reasonable time after the occurrence thereof and Borrower from time to time shall, upon written demand by Lender, pay Lender additional amounts sufficient to indemnify Lender against the increased cost. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

      6.2 Illegality. Notwithstanding any other provision of this Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Lender to make or maintain LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans then, on written notice thereof and demand by Lender to Borrower,
      (a) the obligation of Lender to make LIBOR Rate Loans and to convert or continue any Loan Advances as LIBOR Rate Loans shall terminate and (b) Borrower shall convert all principal outstanding under this Note into Prime Rate Loans.

      6.3 Additional LIBOR Conditions. The selection by Borrower of a LIBOR Based Rate and the maintenance of Loan Advances at such rate shall be subject to the following additional terms and conditions:

            (i) Availability. If, before or after Borrower has selected to take or maintain a LIBOR Rate Loan Lender notifies Borrower that

                  (a) dollar deposits in the amount and for the maturity requested are not available to Lender in the London interbank market at the rate specified in the definition of LIBOR Rate set forth above, or

                  (b) reasonable means do not exist for Lender to determine the LIBOR Rate for the amounts and maturity requested, then the principal which would have been a LIBOR Rate Loan shall be a Prime Rate Loan.

            (ii) Payments Net of Taxes. All payments and prepayments of principal and interest under this Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to a LIBOR Based Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

      6.4. Prime Rate Loans. Each Prime Rate Loan shall continue as a Prime Rate Loan until Maturity of the Loan, unless sooner converted, in whole or in part, to a LIBOR Rate Loan, subject to the limitations and conditions set forth in this Note.

      6.5. Conversion of Other Advances. At the end of each applicable Interest Period, the applicable LIBOR Rate Loan shall be converted to a Prime Rate Loan unless Borrower selects another option in accordance with the provisions of this Note.

7.    Acceleration, Event of Default.

      Upon the occurrence and during the continuance of any one or more of the Events of Default, any and all liabilities of the Borrower to the Lender shall become immediately due and payable, at the option of the Lender and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender, and the Borrower and instruments and papers given the Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

8.    Certain Waivers, Consents and Agreements.

      Each and every party liable hereon or for the indebtedness evidenced hereby whether as maker, endorser, guarantor, surety or otherwise hereby (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof, (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby, (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable, (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in any of the Loan Documents, shall be found to be unenforceable in full or to any extent, or if Lender or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby, (e) agrees to pay all costs and expenses reasonably incurred by Lender or any other holder of this Note in connection with the indebtedness evidenced hereby, including, without limitation, all attorneys' fees and costs, for the implementation of the Loan, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted, and (f) consents to all of the terms and conditions contained in this Note, and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Note or any one or more of the Loan Documents.

9.     Delay Not A Bar.

      No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.

10.    Partial Invalidity.

      The invalidity or unenforceability of any provision hereof, of the Loan Documents, or of any other instrument, agreement or document now or hereafter executed in connection with the Loan made pursuant hereto and thereto shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

11.    Compliance With Usury Laws.

      All agreements between Borrower, each Guarantor and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, the Guarantor and Lender.

12.    Security.

      This Note is secured as provided in the Loan Agreement.

13.   Notices.

      Any notices given with respect to this Note shall be given in the manner provided for in the Loan Agreement.

14.   Governing Law and Consent to Jurisdiction.

      14.1 Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

      14.2 Place of Delivery. Borrower agrees to furnish to Lender at Lender's office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.

      14.3 Governing Law. This Note and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

      14.4 Consent to Jurisdiction. Borrower hereby consents to personal jurisdiction in any state or Federal court located within the Commonwealth of Massachusetts. BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SET FORTH IN THE LOAN AGREEMENT. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

15.   Waiver of Jury Trial.

            BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED EXCEPT AS

      PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

16.   No Oral Change.

      This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.

17.   Rights of the Holder.

      This Note and the rights and remedies provided for herein may be enforced by Lender or any subsequent holder hereof. Wherever the context permits each reference to the term "holder" herein shall mean and refer to Lender or the then subsequent holder of this Note.

18. Right to Pledge to Federal Reserve. Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

19. General Rights of Assignment and Participation. Lender shall have the unrestricted right at any time or from time to time, and without Borrower's or any Guarantor's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, as "Assignee"), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment and the payment by Assignee of the purchase price agreed to by Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Lender may furnish any information concerning Borrower, Guarantor or the collateral in its possession from time to time to prospective Assignees, provided that Lender require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

      Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in Lender's obligation to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

20. Replacement Note. Upon receipt of an affidavit and indemnity of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

21. Integration. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note and no party is relaying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Lender.

22. Use of Proceeds. No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

23. Setoff. Borrower hereby grants to Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to Lender, whether now existing of hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Bank of America Corporation and its successors and assigns, or in transit to any of them. At any time during an Event of Default without demand or notice (any such requirement for notice being knowingly voluntarily and irrevocably waived by Borrower), Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set forth above as a sealed instrument at Boston, Massachusetts.

Witness                                         BORROWER
                                                iROBOT CORPORATION

_____________________________                   By_____________________________
                                                Name___________________________
                                                Title__________________________

                                   EXHIBIT 3

                           Equipment Loan Certificate

                           EQUIPMENT LOAN CERTIFICATE

                                                   Date_______________

Fleet National Bank, a Bank of America company
100 Federal Street
Boston, Massachusetts 02110

      Re: Equipment Loan Borrowing

Pursuant to Section 6(b) of the Loan and Security Agreement (the "Loan Agreement") dated May 26, 2005, as amended by and between iRobot Corporation (the "Borrower") and Fleet National Bank, a Bank of America company, (the "Bank") the undersigned Borrower hereby certifies as follows:

      1.    The Borrower hereby requests a loan in the amount of $_____________.

      2. The Borrower hereby requests the loan to be made on____________which is a Business Day.

      3. The Borrower shall be using the proceeds of the aforesaid loan for the following purposes.

      4. The Borrower hereby attaches all appropriate invoices and other documentation relative the requested advance.

      5.    No Event of Default has occurred and is continuing.

      All capitalized terms not otherwise defined herein shall have the meaning as assigned to such terms in the Loan Agreement.

      The undersigned Borrower certifies that the information provided herein is true and accurate.

                                           iRobot Corporation

                                           By__________________________________

                                           Name________________________________

                                           Title_______________________________

                                    Exhibit 4

                              NOTICE OF BORROWING

                                                 Date __________________ , 200_

To Fleet National Bank, a Bank of America company
   100 Federal Street
   Boston, Massachusetts 02110

   Re Loan and Security Agreement dated May 26, 2005 (the "Loan Agreement") between Fleet National Bank, a Bank of America Company (the "Bank") and iRobot Corporation (the "Borrower").

   This Notice of Borrowing confirms the following request for a LIBOR Rate Loan -conversion of a Prime Rate Loan (check applicable box) under the Loan Agreement.

   Date of Request

   Date of LIBOR Rate Loan

   Amount of LIBOR Rate Loan at LIBOR Rate *

   Interest Period

            1, 2, 3 or 6 months

            This is a request for a continuation/conversion of a LIBOR loan described as follows:

            Date of Original Loan

            Amount of Original Loan

            Maturity Date

            Interest Period

            Amount of Loan to be Continued or Converted

   The Borrower hereby certifies that all representations and warranties contained in the Loan Agreement are true and accurate in all material respects on the date of this Notice of Borrowing as though such representations and warranties had been made on this date (except to the extent that such representation or warranty expressly relates to an earlier date).

   Terms used herein which are defined in the Loan Agreement are used as so defined

                                         iROBOT CORPORATION

                                         By_________________________________

   *  Minimum of $250,000.00 with increments of $100,000.00______________

                                    Exhibit 5

                             COMPLIANCE CERTIFICATE

      iRobot Corporation ("Borrower") hereby certifies to Fleet National Bank, a Bank of America company ("Bank"), pursuant to the Loan and Security Agreement between Borrower and Bank dated May 26, 2005 as may be amended from time to time ("Loan Agreement"), that:

A.    General.

      1. Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

      2. The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

      3. Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

      4. The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.    Financial Covenants.

      As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with
Section 17 of the Loan Agreement are true and correct.

            1.    TANGIBLE CAPITAL BASE - SECTION 17(a)

            The tangible capital base of the Borrower as of ________________________, 200_____, was $____________________ and was
      computed as follows:

      A.    Tangible Net Worth

            i.    Stockholders' equity                              $__________

            ii.   Intangible assets                                 $__________

            iii.  Accounts due from affiliates                      $__________

            iv.   Tangible net worth (i - ii - iii) =               $__________

      B.    Subordinated indebtedness                               $__________

      C.    Tangible capital base (A + B) =                         $__________

            Required  At least $_______________________

      IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on ______________, 200__.

                                             iROBOT CORPORATION

                                             By_________________________________

                                     - 6 -